SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2009

Haights Cross Communications, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-109381	13-4087398
(Commission File Number)	(I.R.S. Employer Identification No.)

10 New King Street, White Plains, New York	10604
(Address of Principal Executive Offices)	(Zip Code)

(914) 289-9400

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Haights Cross Communications, Inc. (the “Company”) is a “voluntary filer” for purposes of the periodic and current reporting requirements of the Securities and Exchange Commission (the “Commission”). The Company is a voluntary filer because it does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or listed on an exchange or in any automated inter-dealer quotation system of any national securities association, and it is no longer required to file reports under Section 15(d) of the Exchange Act. Rather, it continues to file its reports under the Exchange Act in order to comply with the reporting covenants contained in its bond indentures.

Item 1.01. Entry into a Material Definitive Agreement.

Extension to Commitment Letter.   On July 30, 2009, the Company entered into an extension of the Fourth  Forbearance Agreement and Amendment dated May 7, 2009, (the “Forbearance Agreement”) with the lenders (the “Lenders”) under the credit agreement for its senior secured term loan (the “Credit Agreement”) and DDJ Capital Management, LLC, as administrative agent and collateral agent for the Lenders (the “Agent”).  As previously disclosed, on June 17, 2009, the Company and Haights Cross Operating Company (“HCOC”), the Company’s subsidiary, executed a commitment letter (the “Commitment Letter”) with the Lenders and Agent.  Pursuant to the Commitment Letter, certain of the Lenders have made commitments to effectuate a restructuring of the Credit Agreement.  The Lenders’ commitment is subject to the satisfaction or waiver of certain conditions, including the negotiation, execution and delivery of definitive documents.  The extension of the Forbearance Agreement extended the deadline for the funding of the facility to August 7, 2009.  The Commitment Letter requires that holders of not less than 90% of the Company’s 12 ½% Senior Discount Notes due 2011 (“Discount Notes”) having tendered their notes in the Company’s Private Offer to Exchange and Consent Solicitation (the “Offer”) by August 7, 2009.  A further description of the extension to the Forbearance Agreement is set forth in Item 2.04 below.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Extension to Forbearance Agreement.  As previously disclosed, the Company had entered into a number of forbearance agreements pursuant to which the Lenders agreed to forbear exercising any rights and remedies under the Credit Agreement primarily relating to certain financial covenant and reporting defaults.  Under the Forbearance Agreement as extended on July 30, 2009, the Lenders have agreed to forbear exercising any rights and remedies under the Credit Agreement until the earliest of (i) August 7, 2009; (ii) the material modification without consent, withdrawal or termination of the Company’s Offer; (iii) the Company’s failure to pay a commitment fee to the Lenders when due; (iv) the occurrence of an event of default under the Credit Agreement other than those events covered by the Forbearance Agreement; or (v) the occurrence or existence of any event of default under either of the indentures for the Company’s 11 ¾% Senior Notes due 2011 (the “Senior Notes”) and Discount Notes.  Upon expiration of the forbearance period, the Forbearance Agreement shall be immediately and automatically terminated and be of no further force or effect.  The Company cannot assure that it will be successful in consummating the Offer, extending the Forbearance Agreement, amending its Credit Agreement or restructuring its other debt obligations on favorable terms if at all. In the event that the Company is not able to successfully complete such a restructuring, it intends to explore all other restructuring alternatives available to it at that time, which may include an alternative out-of-court restructuring or the commencement of a Chapter 11 plan of reorganization under the U.S. Bankruptcy Code. The Company cannot assure that any alternative restructuring arrangement or plan could be accomplished.

Item 8.01.  Other Events

The Company plans immediately to commence discussions with holders of its Senior Notes to discuss alternative restructuring plans should the Offer for the Discount Notes not be consummated.

On July 31, 2009, the Company announced that it had amended the terms of the Offer to reduce the minimum tender condition to 90% of the outstanding Discount Notes and to extend the expiration time to 11:59 p.m., New York City time, on August 6, 2009. The Company currently intends to take advantage of the applicable 30-day grace period with respect to payment of the semi-annual interest due August 3, 2009 on the Discount Notes and due August 17, 2009 on the Senior Notes to pursue the completion of the Offer or other debt restructuring.  The Company’s Forbearance Agreement and Credit Agreement prohibit the Company from making interest payments on the Discount Notes or Senior Notes while the Company remains in default under the Credit Agreement. The cure of such default will require, among other things, the successful completion of the Offer.  Under the applicable indenture relating to each of the Discount Notes and Senior Notes, use of the 30-day grace period does not constitute a default that permits acceleration of such notes.

A copy of the press release announcing, among other things, the extension of the Forbearance Agreement, is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release contains forward-looking statements and includes cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAIGHTS CROSS COMMUNICATIONS, INC.

Dated: July 31, 2009	By:	/s/ Mark Kurtz
Name: Mark Kurtz
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release